EXHIBIT 99.1

READER’S DIGEST ASSOCIATION ANNOUNCES NEARLY 80 PERCENT OF SECURED LENDERS AGREE TO SUPPORT DEBT-FOR-EQUITY RESTRUCTURING PLAN

PLEASANTVILLE, N.Y., August 20, 2009 – The Reader's Digest Association, Inc. (RDA) today announced  that nearly 80 percent of its senior secured lenders have signed on to an agreement in principle for a restructuring plan to significantly reduce its debt burden and strengthen the company financially for the future.  As announced on August 17, 2009, the restructuring agreement provides that the company’s senior secured lenders will exchange a substantial portion of the company’s $1.6 billion in senior secured debt for equity and will reduce the company’s total debt by 75%, from approximately $2.2 billion to $550 million.

As announced on August 17, the company elected not to make a $27 million interest payment due on its 9 percent Senior Subordinated Notes due 2017 and intended to use the 30-day grace period to continue discussions with its lender group and other stakeholders regarding the terms of final documentation and to gain additional support for the consensual de-leveraging transaction.  Since then, senior secured lenders representing nearly 80 percent of the dollar value of the outstanding bank debt and nearly 70 percent in number of the investing institutions have signed on to the terms of the deal.

Further information about the company can be found at www.rda.com.  Additional details about the company’s debt instruments are available in its annual report on Form 10-K for the year ended June 30, 2008, filed with the Securities and Exchange Commission.

About The Reader’s Digest Association, Inc.
RDA is a global multi-brand media and marketing company that educates, entertains and connects audiences around the world.  The company builds multi-platform communities based on branded content.  With offices in 44 countries, it markets books, magazines, and music, video and educational products reaching a customer base of 130 million in 78 countries.  It publishes 94 magazines, including 50 editions of Reader’s Digest, the world’s largest-circulation magazine, operates 65 branded websites generating 22 million unique visitors per month, and sells approximately 40 million books, music and video products across the world each year.  Its global headquarters are in Pleasantville, N.Y.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws, including statements regarding anticipated financial results, plans and strategies and liquidity.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from anticipated results, including but not limited to: the potential adverse impact of any chapter 11 bankruptcy filing on the Company’s business, financial condition or results of operations, including the Company’s ability to maintain contracts, trade credit and other customer and vendor relationships that are critical to its business and the actions and decisions of the Company’s creditors and other third parties with interests in any chapter 11 proceedings; the ability of the Company to secure additional support from its secured lenders and noteholders for its proposed restructuring plan; general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers; changes in the demand for our products from the Company’s current estimates; the loss of business with respect to, or the lack of commercial success of, our products; the Company’s ability to achieve cost reductions; the costs, timing and success of restructuring actions; risks associated with conducting business in foreign countries; competitive conditions impacting the Company’s customers and suppliers; the cost and availability of raw materials; the outcome of legal or regulatory proceedings to which the Company is or may become a party; unanticipated changes in cash flow; further impairment charges initiated by adverse industry or market developments; and other risks described from time to time in the Company’s filings with the Securities and Exchange Commission.  Many of these factors are beyond the Company’s ability to control or predict.  Future operating results will be based on various factors, including actual consumer demand for the Company’s products and the Company’s success in implementing its operating strategies.  The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend, supplement or clarify them to reflect future events, new information or circumstances occurring after the date hereof.  For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts:
William Adler, RDA, 914-244-7585
Kathy Fieweger, FD 312-608-9867